Exhibit 10.2

February 12, 2016

Ramesh Kumar, Ph.D.

Re:          Voluntary Salary Reduction

Dear Dr. Kumar:

This letter agreement (the “Letter Agreement”) confirms the recent agreement between you and Onconova Therapeutics, Inc. (the “Company”) regarding your compensation from the Company.

You and the Company have agreed that for purposes of Sections 3(a) and 4(d)(1), effective as of January 1, 2016, your “Base Salary,” as defined in the Employment Agreement between you and the Company, effective July 1, 2015 (the “Employment Agreement”), shall be reduced from $543,375 to $407,531 (the “Salary Reduction”).  Notwithstanding the Salary Reduction, for purposes of Sections 3(b), 3(c) and 4(d)(3) of the Employment Agreement, your “Base Salary” shall continue to be considered $543,375.  You acknowledge and agree that the Salary Reduction does not constitute Good Reason as such term is defined in the Employment Agreement.  Except to the extent modified by this Letter Agreement, the terms of the Employment Agreement shall otherwise remain in full force and effect.

This Letter Agreement does not confer upon you any right to continue in service with the Company or otherwise interfere with the right of the Company to terminate your service at any time for any reason.  This Letter Agreement will be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.  This Letter Agreement contains our entire agreement relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, discussions and understandings regarding this topic.  This Letter Agreement may only be changed by an agreement in writing signed by you and the Company.

Your signature below constitutes your written consent to the Salary Reduction.

Very truly yours,

/s/ Michael Hoffman
Michael Hoffman
Chairman of the Board

AGREED TO AND ACCEPTED:

/s/ Ramesh Kumar, Ph.D.
Ramesh Kumar, Ph.D.

Date: February 12, 2016